PowerLinx, Inc. Concludes Private Placement for $1,825,520

March 24, 2004 08:30:00 (ET)

TIERRA VERDE, Fla., Mar 24, 2004 /PRNewswire-FirstCall via COMTEX/ -- PowerLinx, Inc. (PWLX, Trade), the leader in power line communication products, has completed a private placement in the amount of $1,825,520 with warrants that would bring an additional $342,000 if exercised. Included in the subscription is a conversion of current liabilities of $239,520. Further, the private placement was conducted as a "Unit Offering" with each $8.00 Unit consisting of 8 shares of Series A Convertible Preferred stock, 2 shares of restricted common stock and a warrant to purchase an additional 3 shares of common stock at $.50 per share. In addition to a 6% coupon per share, the Series A Convertible Preferred stock has a $1.00 per share value which may be converted to shares of common stock at a variable rate but not less than $.25 or 4 shares of common stock.

The Company intends to use the funds obtained through this private placement to expand its sales force internally and externally, to complete commercialization of additional analog power line products and initial digital power line products, to expand direct television marketing, to increase advertising and marketing expenditures in appropriate markets, and for general overhead expenses.

PowerLinx, Inc. is a leader in the field of power line communications products
(PLC). PowerLinx's proprietary analog and digital power line technology is at the core of its value proposition. These two transmission technology schemes allow PowerLinx to take full advantage of a number of exciting and continually expanding market segments. These market segments currently consist of vehicle viewing systems; entertainment, networking, and security products. With PowerLinx's expertise in analog and digital systems, PowerLinx has combined its technology with its extensive sourcing expertise to provide price competitive, quality products to the market. The Company's products provide the reliability, cost, and ease of installation that the customers want in these market segments. This focus of reliability, cost and ease of installation provides PowerLinx with a competitive advantage over its competitors. PowerLinx provides transmission products that span all copper wiring segments; coax, twisted pair and electrical AC or DC circuits. These products are sold to original equipment manufacturers
(OEM), dealers, distributors, retailers, and consumers throughout the world. Key products include:

SecureView (TM) by PowerLinx, Inc.

The "camera in a light bulb" simply screws into any light socket. Inside the "bulb" is a sophisticated low-light monochrome camera coupled to exclusive IRFS(TM) circuitry. This circuit "encodes" the video and feeds it directly to the power line. Each camera has a companion "decoder" which plugs into any wall outlet. A standard video cable connects

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the decoder to any TV or VCR. It is simple and easy.  There are no wires to run, no holes to drill, and no antennas or complicated "tuning" is required.

PowerLinx Vision System(TM) ("PLVS")

This system for heavy-duty trucks, recreational vehicles, and SUVs consists of small environmentally sealed transmitter and receiver modules, which connect to the vehicle wiring harness. Video from side or rear-vision cameras are sent to the driver via PLC (power line carrier) for viewing on a flat-panel or green phosphorous video display. Since the PLVS system accepts standard EIA/RS-170 video signals, the technology can be retrofitted to a wide variety of equipment. The technology is particularly appealing for tractor- trailer combinations and other towables such as fifth wheel RVs.

PowerLinx(TM) Digital Parking Lot Surveillance System

This digital system will extend the benefits of PowerLinx(TM) power-line video technology to wider-area installations in retail and industrial environments. A typical digital commercial installation combines power line carrier, twisted pair, and coaxial cable to allow maximum flexibility in a new installation, or expansion of an existing video monitoring system. This would include parking areas (via power line), remote areas of the interior (via twisted pair), and, in the case of expansion, repopulating the existing coaxial cable with additional new cameras. Viewing/recording software is compatible with Microsoft Windows 2000 and NT, and typically runs on a PC tower system with 1.5 terabytes of storage (approximately 45 days for a 20-camera system). Any composite or digital security camera can be interfaced with the system software.

The Company will continue to grow, develop, manufacture, and sell different kinds of underwater video cameras, lights and accessories for the marine, commercial and consumer retail markets under the SeaView(TM) brand name.

About PowerLinx, Inc.:

PowerLinx, Inc., www.power-linx.com, develops, manufactures, and markets, among other devices, products, and applications developed to transmit voice, video, audio and data either individually or any and all combinations over power lines, twisted pair wires and coax in AC and DC power environments, on any and all power grids. The Company has also developed, manufactured, and marketed different kinds of underwater video cameras, lights and accessories for the marine, commercial and consumer retail markets.

This press release may contain "forward-looking statements" that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as "believe," "estimate," "project," "expect," "intend," "may," "anticipate," "plans," "seeks," and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ

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materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties may include: the adoption of our new products by customers; our ability to identify, develop, and commercialize new applications for our products; the ability to manage our anticipated growth; scaling-up our manufacturing capabilities; protecting our intellectual property; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). PowerLinx, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Contact:   Charles A. Nelson               David Seto
                ROIGroup Associates, Inc.       ROIGroup Associates, Inc.
                Phone: (212) 495-0200 x15       Phone: (212) 495-0200 x18
                Fax: (212) 495-0746             Fax: (212) 495-0746
                cnelson@roiny.com               dseto@roiny.com
                Andrea Costa
                ROIGroup Associates, Inc.
                Phone: (212) 495-0200 x14
                Fax: (212) 495-0746
                acosta@roiny.com
     PowerLinx: Doug Bauer
                PowerLinx, Inc.
                Phone: 727-866-7440
                investor@power-linx.com

SOURCE PowerLinx, Inc.

Doug Bauer of PowerLinx, Inc., +1-727-866-7440, or investor@power-linx.com; or Charles A. Nelson, ext., 15, or cnelson@roiny.com, David Seto, ext., 18, or dseto@roiny.com, or Andrea Costa, ext., 14, or acosta@roiny.com, all of ROIGroup Associates, Inc., +1-212-495-0200 or fax, +1-212-495-0746, for PowerLinx, Inc.
http://www.power-linx.com